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                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 1-11334

                    REVLON CONSUMER PRODUCTS CORPORATION
            (Exact name of registrant as specified in its charter)

                             625 MADISON AVENUE
                          NEW YORK, NEW YORK 10022
                              (212) 527-4000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    10-7/8% Sinking Fund Debentures Due 2010
           (Title of each class of securities covered by this Form)

                       9 1/2% Senior Notes Due 1999
                       9 3/8% Senior Notes Due 2001
               10 1/2% Senior Subordinated Notes Due 2003
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

            Rule 12g-4(a) (1) (i)  X       Rule 12h-3(b) (1) (ii)
            Rule 12g-4(a) (1) (ii)         Rule 12h-3(b) (2) (i)
            Rule 12g-4(a) (2) (i)          Rule 12h-3(b) (2) (ii)
            Rule 12g-4(a) (2) (ii)         Rule 15d-6             X
            Rule 12h-3(b) (1) (i)  X

            Approximate number of holders of record as of the certification or notice date: Zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, Revlon Consumer Products Corporation has as caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 24, 1997                        By: /s/ Robert K. Kretzman
                                              -------------------------------
                                           Name: Robert K. Kretzman
                                           Title: Vice President